Pricing Supplement No. 3                         Filing under Rule 424(b) (3)
Dated December 19, 2000                          Registration File No. 333-77569
(to Prospectus dated August 3,
2000 and Prospectus Supplement
dated September 7, 2000)

                                Merck & Co., Inc.
                           Medium-Term Notes, Series D
                               Floating Rate Notes

Principal Amount                 $25,000,000

Trade Date:                      December 19, 2000

Settlement Date
(Original Issue Date):           December 27, 2000

Stated Maturity:                 December 27, 2040

Interest Rate Basis:             1-month LIBOR

Spread:                          Minus 45 basis points

Initial Interest Rate:           1-month LIBOR, determined as if the original
                                 issue date were an interest reset date, minus the spread

Interest Reset Dates:            Monthly, on the 27th day of each month

Interest Payment Dates:          Monthly, on the 27th day of each month,
                                 commencing January 27, 2001

Issue Price:                     100.00% of the principal amount

Agent's Commission:              1.00% of the principal amount

Net Proceeds to Merck:           99.00% of the principal amount

Calculation Agent:               U.S. Bank Trust National Association

CUSIP:                           58933N AP 4

Optional
Repayment Dates:                 The notes will be repaid at the option of the
                                 holder on the optional repayment dates (subject to prior notice) and at the repayment prices as shown below:

                                 Optional Repayment Dates        Repayment Price
                                 ------------------------        ---------------

                                 December 27, 2010                    99.00%

                                 December 27, 2013                    99.25%

                                 December 27, 2016                    99.50%

                                 December 27, 2019                    99.75%

                                 December 27, 2022 and               100.00%
                                 December 27 of each
                                 third year thereafter
                                 until maturity

Underwriter                      Salomon Smith Barney Inc.

                              SALOMON SMITH BARNEY